Exhibit (e)(2)(ii)

NEUBERGER BERMAN ALTERNATIVE FUNDS

CLASS C

DISTRIBUTION AND SERVICES AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement is as follows:

Neuberger Berman Absolute Return Multi-Manager Fund

Neuberger Berman Long Short Fund

Date: January 29, 2024